UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 17, 2009

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective as of October 17, 2009, GMX Resources Inc. (the “Company”) entered into a Fifth Amendment to Restated Loan Agreement and Waiver (the “Fifth Amendment”) to its Third Amended and Restated Loan Agreement dated effective as of June 12, 2008, with Capital One, National Association, Union Bank, N.A., BNP Paribas, Compass Bank, Fortis Capital Corp. and Bank of America, N.A. (as previously amended, the “Bank Agreement”). The Fifth Amendment amends the terms of the Bank Agreement to permit the Company to contribute materially all of the assets comprising the Company’s natural gas gathering business, including high and low pressure steel natural gas pipelines, compression and related equipment, inventory, certain contract rights, certain permits and certain interests in real property of the Company used for pipeline operations (collectively, the “Contributed Assets”), to a new entity, Endeavor Gathering LLC (the “JV Entity”), free and clear of liens and encumbrances of the lenders under the Bank Agreement. The Fifth Amendment also permits the Company to sell a 40% membership interest in the JV Entity following the contribution of such assets to Kinder Morgan Endeavor LLC, an affiliate of Kinder Morgan Energy Partners, L.P., pursuant to the Purchase Agreement between the Company and Kinder Morgan Endeavor LLC dated October 16, 2009 (the “Purchase Agreement”). In addition, the Fifth Amendment provides that the Company’s borrowing base under the Bank Agreement will be reduced from $175 million to $140 million effective as of the closing of the transactions described in the Purchase Agreement, based on the release by the lenders of the Contributed Assets from the collateral pledged in support of the indebtedness under the Bank Agreement. As part of the Fifth Amendment, the Company also agreed to the inclusion of certain covenants in the Bank Agreement that prohibit the creation of certain debt or the creation or incurrence of certain liens by the JV Entity. The provisions of the Fifth Amendment relating to the JV Entity transactions will only become effective upon the closing of the transactions contemplated in the Purchase Agreement.

In addition to the amendments relating to the Purchase Agreement and the JV Entity, the Fifth Amendment also amends the terms of the Bank Agreement to: (i) permit the Company to offer and sell unsecured senior convertible notes due 2015 (the “Convertible Notes”), and to make certain related changes to provisions of the Bank Agreement restricting the Company from (a) selling Convertible Notes with an aggregate principal amount greater than the amount received by the Company in its offering of common stock conducted concurrently with its offering of Convertible Notes, and (b) making any payment of principal or interest on the Convertible Notes if the Company is in default under the Bank Agreement at the time or if any such payment would cause a default; and (ii) remove the minimum net worth covenant previously imposed on the Company under the Bank Agreement. Lastly, the Fifth Amendment includes a waiver by the lenders of a technical default under the Bank Agreement as a result of the Company’s failure to maintain a maximum ratio of total debt to earnings before interest, taxes, depreciation and amortization as of August 31 and September 30, 2009. There were no other material changes to the Bank Agreement.

Additionally, effective as of October 18, 2009, the Company entered into an Amendment No. 5 to Note Purchase Agreement, Limited Consent and Limited Waiver (the “Note Amendment”) to its Note Purchase Agreement dated July 31, 2007, with The Prudential Insurance Company of America (as previously amended, the “Note Purchase Agreement”). The Note Amendment permits the proposed sale of the Convertible Notes provided that the proceeds of the sale of the Convertible Notes are used to fully repay all of the outstanding notes under the Note Purchase Agreement. The Note Amendment also contains a waiver by the noteholder of the required 10 business day prepayment notice to allow full prepayment of all of the notes outstanding under the Note Purchase Agreement so that the proceeds from the Convertible Notes can be applied to repay the notes immediately upon closing. There were no other material changes to the Note Purchase Agreement.

The foregoing descriptions of the Fifth Amendment and the Note Amendment are qualified in their entirety by reference to the copies of such agreements filed as exhibits to this Report.

Item 8.01	Other Events.

On October 19, 2009, the Company filed with the Securities and Exchange Commission two Preliminary Prospectus Supplements, each dated October 19, 2009, to the Prospectus dated June 25, 2008, pursuant to Registration Statement No. 333-150368 (the “Registration Statement”). The Exhibits filed with this Report are filed as part of the Registration Statement.

Item 9.01	Financial Statements and Exhibits.

See the Index to Exhibits for information regarding the exhibits filed as a part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

By:	/S/ JAMES A. MERRILL
James A. Merrill, Chief Financial Officer

Date: October 19, 2009

INDEX TO EXHIBITS

10.1	Fifth Amendment to Restated Loan Agreement and Waiver dated as of October 17, 2009, among GMX Resources Inc., Capital One, National Association, as Administrative Agent, and the banks named therein.

10.2	Amendment No. 5 to Note Purchase Agreement, Limited Consent and Limited Waiver dated as of October 18, 2009, between GMX Resources Inc. and The Prudential Insurance Company of America.

25.1	Statement of Eligibility on Form T-1 of The Bank of New York Mellon Trust Company, N.A.

5